Exhibit 16.1

April 19, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

This letter will confirm that we reviewed the Registration Statement  Form S-1 Amendment No.5  under the heading “ Experts” for Internal Fixation Systems, Inc. which is  dated April 19, 2011, captioned Changes in and disagreements with accountants on accounting and financial disclosures  and that we agree with such statements made therein as they relate to Mallah Furman & Company, P.A.

We hereby consent to the filing of this letter as an exhibit to the foregoing in the Registration Statement on Form S-1 Amendment No. 5.

Yours truly,

/s/ Mallah Furman&Company, P.A.

Fort Lauderdale, Florida